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2018 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of December 1, 2015 by and among Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, A Division of PNC Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, Wells Fargo Bank, National Association as Trustee, Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian and Situs Holdings, LLC as Trust Advisor relating to the Morgan Stanley Capital I Trust 2015-UBS8, Commercial Mortgage Pass-through Certificates, Series 2015-UBS8 (MCSI 2015-UBS8)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the "Special Servicer") herein certifies to the following:

1.        All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.        A review of the servicing activities and performance by the Special Servicer for the period of January 1, 2018 to December 31, 2018 (the "Reporting Period") in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3.        To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/ Adam Singer

Adam Singer, Managing Director

Date: March 1, 2019